UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 2, 2010

(Date of Earliest Event Reported)

PENN VIRGINIA GP HOLDINGS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33171	20-5116532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The following information amends and supersedes the information that appears under Item 8.01 under the caption “The U.S. Congress is considering legislation that would cause income earned with respect to certain types of partnership interests to be subject to federal income tax in the same manner as fees received for services and such proposed legislation could apply with respect to allocations of income on and dispositions of our common units.” in the Current Report on Form 8-K filed by Penn Virginia GP Holdings, L.P. (“we” or “our”) with the Securities and Exchange Commission on June 1, 2010.

Item 8.01.	Other Events.

Risk Factor

The U.S. House of Representatives has passed, and the Senate is considering, legislation that would cause income earned with respect to certain types of partnership interests to be subject to federal income tax as ordinary income (and potentially subject to self-employment taxes to individual service providers). Because of the nature of our ownership interests in Penn Virginia Resource Partners, L.P., the proposed legislation would likely apply with respect to certain allocations of income on and dispositions of our common units and would likely result in our unitholders being liable for increased taxes. Under the proposed legislation, an exception may apply, and therefore the new legislation may not apply, with respect to certain dispositions of partnership interests. Based on a recently published interpretation by the Joint Committee on Taxation of the U.S. Congress, however, we have been advised that this exception would not apply generally to dispositions of our common units. In summary, in the event the legislation were passed in its current form, our common unitholders would recognize ordinary taxable income (rather than capital gain) with respect to a substantial portion of the income allocated on our common units and, under the Joint Committee’s interpretation, with respect to a substantial portion of the income they recognize on disposition of our common units. We are unable to predict whether any of these changes or the exception for certain dispositions will ultimately be enacted or apply to our common unitholders. Any such changes could negatively impact the value of an investment in our common units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2010

Penn Virginia GP Holdings, L.P.
By:	PVG GP, LLC,
its general partner

By:	/S/ NANCY M. SNYDER
Name:	Nancy M. Snyder
Title:	Vice President, Chief Administrative
Officer and General Counsel